Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG RELEASES NOVEMBER 2011 US TRADING VOLUMES

NEW YORK, December 8, 2011 – Investment Technology Group, Inc. (NYSE: ITG), a leading agency research broker and financial technology firm, today announced that November 2011 US trading volume was 3.8 billion shares and average daily volume (ADV) was 183 million shares.  This compares to 4.1 billion shares and ADV of 196 million shares in October 2011 and 3.9 billion shares and ADV of 186 million shares in November 2010.  There were 21 trading days in November 2011, October 2011 and November 2010.

Although November 2011 trading volume was relatively strong based on overall market activity, the trading mix negatively impacted average revenue capture per share.  During the month the heightened mix from sell-side clients continued, while approximately 7% of November volume was from market-on-close (MOC) orders associated with end-of-month index rebalancing.

ITG US Trading Activity

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

November 2011	21	3,838,094,430	182,766,401

Year-to-Date:	231	45,318,407,672	196,183,583

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, www.itg.com, and are available via a downloadable spreadsheet file.

ABOUT ITG

Investment Technology Group, Inc., is an independent agency research broker that partners with asset managers globally to provide innovative solutions spanning the investment continuum. A leader in electronic trading since launching POSIT in 1987, ITG’s integrated approach now includes a range of products from portfolio management and pre-trade analysis to trade execution and post-trade evaluation. Asset managers rely on ITG’s independence, experience, and agility to help mitigate risk, improve performance and navigate increasingly complex markets.  The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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